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                         EXECUTIVE SEVERANCE AGREEMENT

     THIS AGREEMENT is between AMERICAN RECREATION CENTERS, INC., a California corporation, and SUSAN K. COOK, an individual, respectively referred to as "ARC" and "Cook." It shall be effective as of April 1, 1995, irrespective of the actual date on which it is signed by the parties.

RECITALS OF FACT:

     A. Cook has served ARC as an officer and employee for several years, during which her efforts and loyalty to ARC have resulted in significant benefits to the shareholder owners of ARC, the employees of ARC, and its many customers throughout California. She is currently serving as Vice-President-California Bowling Division of ARC. She presently serves without any written employment agreement.

     B. The Board of Directors of ARC is concerned that, because of currently pending third party efforts to take over control of ARC, Cook may be placed in a conflict between her loyalty and duties to the shareholders of ARC and her own economic interests. To avoid this pressure on her, and to keep her focus on the best interests of the shareholders in case of any change of control or re-capitalization of the company, the Board, acting on a recommendation from its Compensation Committee, desires to provide a means by which Cook will be protected from the consequences of unfair termination or reduction in her authority and duties at the company by reason of change of control or ARC.

     C. The Board believes it is in the best interests of ARC's shareholders to have in place a written agreement that will pay Cook a significant, but fair, sum of termination compensation in the event of change of control, as defined in this agreement. It, therefore, voted unanimously to authorize execution of this agreement, on the terms and conditions set forth herein, by its Chairman Robert Feuchter, to be effective as stated above. Said compensation is intended to be provided as an adjunct to the base salary and bonus incentives already in place under the Key Officers' Compensation Plan adopted by the Board at its meetings commencing on May 15, 1994.

BASED ON THE FOREGOING FACTS AND CONCERNS, the parties agree as follows:

     1. Term of Employment and Term of Severance Agreement.

     A. Term of Employment. The services of Cook to ARC shall continue to be based on an oral "terminable at will" employment relationship, under which either she or ARC may terminate the relationship by not less than ninety (90) days written notice. Neither party need provide any reason for the Notice of Termination, and termination by ARC
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need not be for cause. Cook's base pay and bonus, if any, under the existing Key
Officers' Compensation Plan adopted as noted above shall not be changed in any way by this agreement, and she shall be entitled to receive all such compensation up to and including her last day of employment under any notice given by either party. In case of termination under this paragraph 1, Cook shall be entitled to continuation of all medical and other benefits required to be offered to her under Federal or California law, at her expense for any period required by law.

          B. Term of Severance Agreement. The special Change of Control provisions of this agreement shall apply to her employment during the period of April 1, 1995 through and including March 31, 1997. Unless renewed by mutual agreement, this Executive Severance Agreement shall expire at midnight on March 31, 1997.

          2.   Effect of Change of Control or Job Realignment.

               A. Definitions.

               (1.) Change of Control. For purposes of this agreement, a Change of Control shall mean the occurrence of one or more of the following events: (i.) ARC and/or the shareholders of ARC disposing of all or substantially all of the assets or stock of ARC by means of a sale, a reorganization (other than one to create a holding company or parent), a liquidation or otherwise; (ii.) a tender offer or exchange offer being completed for all or any substantial portion of the stock of ARC (representing at least thirty-three (33%) percent of outstanding voting stock); or (iii.) if any person or entity and its affiliates (as such term is used in the Securities Exchange Act of 1934, as amended) is or becomes the owner of thirty-three (33%) percent or more of the voting stock of ARC by the ARC Employee Stock Ownership Plan shall not be deemed a change of control, for purposes of this agreement.

               (2.) Job Realignment. For purposes of this agreement, a Job Realignment shall be deemed to have occurred if one or more of the following events takes place on or after the date of a Change of Control: (i.) the title of Cook is changed to a lesser level of authority and responsibility, such as no longer serving as an officer or the re-designation of her title as head of a division or unit, rather than as a title for the whole of California; (ii.) the scope of duties and authority are reduced from those Cook presently holds, irrespective of whether there is a change in Cook's job title; (iii.) the physical location of Cook's business duties is changed from the Sacramento Metropolitan Area, requiring that Cook move to or report to a different geographical location in order to perform her assigned duties, or which would require that she commute more than fifty miles one way to reach her primary office; (iv.) the corporate headquarters of ARC is moved from the Sacramento Metropolitan Area, without her concurrence, even if Cook is not required to move.

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          B. Consequences of a Change of Control or Job Realignment. If a Change
of Control or Job Realignment event occurs during the term of this agreement, Cook may, at her sole option, elect to resign from employment with ARC at any time prior to April 1, 1997, and to receive the Executive Severance Package described in paragraph 3, below. By making such an election, Cook will be deemed to have resigned as of the date of her notice to ARC or as of any effective date set forth in her notice of election, so long as it is not more than ninety (90) days from the date of making the election. However, should ARC elect to terminate her employment at will, for reasons related or unrelated to a Change of Control or Job Realignment, but after a Change of Control or Job Realignment event occurs, Cook shall be deemed to have resigned and elected severance benefits hereunder, to commence on the same date her termination is effective under the ARC Notice of Termination. This Executive Severance Agreement shall have precedence over any Notice of Termination. In no event can Cook elect to remain in the employment of ARC and also collect the severance package.

          3.   Executive Severance Package.

          A. Amount. The severance package for Cook shall consist of 12 months of salary, based on the Base Pay she would otherwise have been receiving during the 12 month period from the effective date of her resignation (as defined in paragraph 2. B.), plus the benefits package she would have been entitled to at her executive level for that same period of time, as further described below. For example, if her Base Pay was to have been $7,750 per calendar month, for the period ending 12 months after resignation, then her aggregate severance pay package would be $93,000. Said severance package shall not be based on any bonus or other special compensation she might otherwise have been entitled to during such period, but only the Base Pay.

          B. Payout. At the election of Cook, made in the Notice of Resignation due to change of control or job realignment, the severance pay shall be paid either (1) in a lump sum due and payable not later than three working days after the effective date of her resignation or ten days after the day on which she delivers such Notice to ARC, whichever shall be the later event, or (2) in 12 equal monthly installments commencing on the same date a lump sum payment would otherwise be due. Neither death nor disability of Cook after an election is made shall relieve the Company from its obligations hereunder. Any lump sum payment shall be discounted based on a present value computation, made at seven (7%) percent per annum, to reflect advance payment of the entire amount. Both the lump sum or the installment payments shall be subject to appropriate withholding and other deductions required by California and Federal laws.

          C. Other Benefits. Commencing on the effective date of resignation, and irrespective of whether she elects a lump sum or an installment payment of the cash

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benefits, Cook shall also be entitled to receive, at the cost of ARC, all medical, dental, and other personal and family benefits which she was entitled to receive as of the effective date of resignation by reason of her executive position with ARC, for a full 12 month period. However, such benefits shall not include continuing participation in the ARC ESOP, ESPP or any retirement, profit sharing or option plan that may subsequently be adopted for officers or employees, all of which shall terminate on the effective date of resignation.

     D. Stock Options. To the extent that Cook holds any unvested options to purchase stock in ARC, which did not vest because of the change of control or otherwise before the effective date of resignation, all such options shall, notwithstanding any other contrary provisions in the grants of option, vest upon the date of the Notice of Resignation and be fully exercisable by Cook in such Notice, and the payment for such stock shall be offset, if she requests, from funds otherwise due her under this paragraph 3. Cook may also request that other options held by her be exercised, and like offsets made out of compensation otherwise due her in lieu of her being required to pay cash for the exercise. All stock purchased under any options held by Cook shall be delivered to her at the time any lump sum compensation would otherwise be payable to her.

      E. Interest, Legal Fees and Punitive Damages for Late Payment. Should the payments and benefits due Cook under this agreement not be paid on time, all sums due shall bear interest at seven (7%) percent per annum from the due date, and be payable when the late payments are actually made. In addition, Cook shall be entitled to recover reasonable legal fees and costs incurred in enforcing collection of payments and benefits due hereunder, whether suit is filed to enforce such rights, or not. Conversely, in case of any litigation over any aspect of this agreement, ARC shall be entitled to recover interest for overpayments and attorney fees and costs in any aspect of the case where it prevailed in the litigation. Furthermore, in the event that full payment is not initially made to Cook, and in any litigation over remaining payments, if the court finds that non-payment was wilful or intentional, ARC shall pay an additional sum of $50,000 as punitive damages.

     4. General Provisions.

     A. Applicable Law; Jurisdiction. This agreement shall be governed by California law. Any dispute concerning this agreement shall be brought in the appropriate court in the County of Sacramento, California.

     B. Waivers. No waiver of any right by either party to this agreement shall have any effect on any other right created herein.

     C. Invalidity. The invalidity or unenforceability of any provision of this agreement shall have no effect on the rest of the provisions, and the agreement shall be interpreted and construed in all respects as if such invalid provision were omitted in the

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first instance.

     D. Assignment. This agreement may not be assigned by either party without the consent of the other. In case of the death of Cook while payments are due or being made hereunder, such payments shall thereafter be paid to her estate or to any person or entity whom she designates in her Notice of Resignation. The right to elect the severance provisions of this agreement are, however, personal, and may not be exercised by her executor or administrator.

     E. Amendments. No modification, amendment, or waiver of any of the provisions of this agreement shall be effective unless in writing, signed by both parties hereto.

     F. Notices. Any notice to be given by either party hereunder shall be in writing and shall be deemed to have been given if delivered or mailed, certified or registered mail, postage prepaid, as follows: To Cook at her residence address shown from time to time on the payroll records of ARC, and to ARC at 11171 Sun Center Drive, Suite 120, Rancho Cordova, California 95670, or such address as may subsequently be requested to be used by a party.

     G. Entire Agreement. This agreement supersedes any prior oral or written agreements concerning the subject matter of this agreement, other than the Key Officers' Compensation Plan previously adopted and amended from time to time by the Board of Directors, and currently in force.

     5. Independent Representation. Cook has been advised that this agreement has been prepared by legal counsel for ARC, her employer, and that she should be independently represented in this transaction by attorneys of her choice, and she has not relied in any way upon advice from counsel for ARC in this transaction or in her decision to execute this agreement.

EXECUTED BY THE PARTIES, as set forth below, as of the Effective Date of April 1, 1995.

AMERICAN RECREATION CENTERS, INC.

BY /s/ ROBERT FEUCHTER                    /s/ SUSAN K. COOK
   ---------------------------            ------------------------------------
    Robert Feuchter, Chairman             Susan K. Cook
    of the Board of ARC                   "Cook"

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